Exhibit 99.1

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. and Plains GP Holdings
Report Director Changes

(Houston — January 9, 2015) Plains All American Pipeline, L.P. (NYSE: PAA) and Plains GP Holdings (NYSE: PAGP) today announced that Bernard (Ben) Figlock has been appointed to serve as a director of their respective general partners, Plains All American GP LLC and Plains GP Holdings LLC. Mr. Figlock has been appointed by an affiliate of Occidental Petroleum Corporation (“Occidental”) to serve as its designated representative on each board, replacing Vicky Sutil. Ms. Sutil recently accepted a position with California Resources Corporation, a former subsidiary of Occidental.

“We are pleased to welcome Ben to our boards and look forward to working with him,” said Greg L. Armstrong, Chairman of the Board and CEO of PAA and PAGP. “We would also like to thank Vicky for her more than six years of board service at PAA as well as her service as a director at PAGP.”

Mr. Figlock currently serves as Vice President and Treasurer at Occidental, where he directs and oversees management of Occidental’s treasury and risk management functions including finance, investments, insurance and operational risk, commodities trading credit and market risk, and currencies. Mr. Figlock joined Occidental in 1987, advancing to positions of increasing responsibility in Internal Audit, Corporate Finance Planning & Analysis, Corporate Development, and Treasury.

Mr. Figlock holds a B.S. in Accounting from Wake Forest University and an M.B.A. from Loyola Marymount University.

333 Clay Street, Suite 1600        Houston, Texas 77002        (713) 646-4100 / (866) 809-1291

Plains All American Pipeline, L.P. is a publicly traded master limited partnership that owns and operates midstream energy infrastructure and provides logistics services for crude oil, natural gas liquids (“NGL”), natural gas and refined products. PAA owns an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. On average, PAA handles over 3.9 million barrels per day of crude oil and NGL on its pipelines. PAA is headquartered in Houston, Texas.

Plains GP Holdings is a publicly traded entity that owns an interest in the general partner and incentive distribution rights of Plains All American Pipeline, L.P., one of the largest energy infrastructure and logistics companies in North America. PAGP is headquartered in Houston, Texas.

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Contacts:

Ryan Smith	Al Swanson

Director, Investor Relations	Executive Vice President, CFO

(866) 809-1291	(800) 564-3036